UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the

Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): February 10, 2012

GULFMARK OFFSHORE, INC.

(Exact name of registrant as specified in its charter)

Delaware	001-33607	76-0526032
(State or other jurisdiction of incorporation)	(Commission file number)	(I.R.S. Employer Identification No.)

10111 Richmond Avenue, Suite 340, Houston, Texas		77042
(Address of principal executive offices)		(Zip Code)

(713) 963-9522

(Registrant’s telephone number, including area code)

N/A

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

ITEM 5.02	Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

In June 2011, we terminated our “split dollar life insurance agreement” with each of our President and Chief Executive Officer and our Executive Vice President – Operations (both a “covered individual”) under which we paid the life insurance policy premiums for each covered individual. As of July 1, 2011, each covered individual is now obligated to pay his own life insurance policy premiums.

Our Supplemental Income Plan, or SIP, is still in effect for each covered individual. The SIP provides each covered individual, six months after retirement, a cash payment equal to the policy premiums paid under the “split dollar life insurance agreement”. In December 2010, we amended the SIP with each covered individual to conform the participation in the SIP to the requirements of Section 409A of the Internal Revenue Code of 1986, as amended. On February 10, 2012, we entered into an Amended and Restated Second Amendment Two to Participation Agreement Supplemental Income Plan (the “Second Amendment”) with each covered individual to reflect the termination of the “split dollar life insurance agreement” and provide each covered individual an annual eight percent return compounded daily on the monies currently in the SIP.

The foregoing description of the Second Amendment is qualified in its entirety by reference to the Amended and Restated Second Amendments Two to Supplemental Income Plan, which are attached hereto as Exhibits 10.1 and 10.2 and incorporated herein by reference.

ITEM 9.01	Financial Statements and Exhibits

(d)	Exhibits

The following exhibits are furnished with this report.

Exhibit No.	Description

10.1	Amended and Restated Amendment Two to Participation Agreement Supplemental Income Plan of GulfMark Offshore, Inc. dated February 10, 2012, between GulfMark Offshore, Inc. and Bruce A. Streeter

10.2	Amended and Restated Amendment Two to Participation Agreement Supplemental Income Plan of GulfMark Offshore, Inc. dated February 10, 2012, between GulfMark Offshore, Inc. and John E. Leech

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Date: February 15, 2012

GulfMark Offshore, Inc.

By:	/s/ Quintin V. Kneen
Quintin V. Kneen
Executive Vice President and Chief Financial Officer